 Exhibit 99.1

Contact:	610-337-1000	For Immediate Release:
	Will Ruthrauff, ext. 6571	August 1, 2016
Shelly Oates, ext. 3202

UGI Reports Strong Fiscal 2016 Third Quarter Earnings
Recent Highlights

•	GAAP net income of $60.7 million, or $0.34 per diluted share, compared to $9.6 million, or $0.05 per diluted share in the prior year

•	Adjusted net income of $40.0 million, or $0.23 per diluted share, compared to $12.4 million, or $0.07 per diluted share in the prior year

•	Sunbury pipeline now under construction

•	Received FERC draft Environmental Impact Statement for the PennEast pipeline on July 22nd

•	Joint settlement petition filed for UGI Gas base rate case on June 30th
VALLEY FORGE, Pa., August 1 - UGI Corporation (NYSE: UGI) today reported GAAP net income of $60.7 million, or $0.34 per diluted share, for the fiscal quarter ended June 30, 2016, compared to $9.6 million, or $0.05 per diluted share, for the fiscal quarter ended June 30, 2015. Adjusted net income was $40.0 million, or $0.23 per diluted share, compared to $12.4 million, or $0.07 per diluted share, for the quarters ended June 30, 2016 and 2015, respectively. Adjusted net income excludes the impact of unrealized gains and losses on commodity derivative instruments, acquisition and integration expenses for the Finagaz acquisition, and losses from early extinguishments of debt.

John L. Walsh, president and chief executive officer of UGI, said, "This was a strong quarter for the company. Our adjusted earnings of $0.23 per share was $0.16 higher than the prior year, primarily reflecting the contributions from the strategic investments made in recent years as well as strong margin management amid colder weather in most of our service territories. The most significant driver of this performance was a $24 million increase in adjusted net income from our International segment, which reflects the full-period results of the Finagaz acquisition that we completed in May 2015, along with higher margins across the segment. Earnings from our Utility and AmeriGas segments were also higher as both businesses delivered higher total margin and lower operating expenses."

Walsh continued, "We remain focused on our growth investments. In Europe, the integrations of Finagaz and other smaller acquisitions remain on track. AmeriGas closed two acquisitions in the quarter, and one subsequent to the quarter end, bringing the total for the year to six, and its National Accounts and Cylinder Exchange margin was also up from the prior year. Also, on June 30th, a Joint Petition for Approval of Settlement was filed for the UGI Gas base rate case with the Pennsylvania PUC. Under the terms of the Joint Petition, UGI Utilities will be permitted to increase its annual base distribution rates by $27 million, effective October 19th.

"Our Midstream projects are also progressing well. The Sunbury pipeline has received all state and federal regulatory approvals and is now under construction. On July 22nd, the FERC issued its draft Environmental Impact Statement for the PennEast pipeline, which marked a significant milestone. We are pleased with the FERC's opinion that the project is not expected to significantly impact regional air quality, groundwater, surface water, or wetland quality or quantity during construction or operation.

"Based on the results of the first nine months of the fiscal year, we now expect full year adjusted earnings per share to be at the upper end, or slightly above, our guidance range of $1.95 to $2.05(a) for the fiscal year ending September 30, 2016, assuming normal weather. Our strong underlying business performance and continued progress on major new investments position us well for fiscal year 2017 and beyond."

UGI Reports Strong Fiscal 2016 Third Quarter Earnings	Page 2

Segment Performance (Millions, except where otherwise indicated)
AmeriGas Propane1:

For the fiscal quarter ended June 30,	2016	2015	Increase (Decrease)
Revenues	$446.7	$478.0	$(31.3)	(6.5)%
Total margin (b)	$275.9	$266.6	$9.3	3.5%
Operating and administrative expenses	$217.2	$223.3	$(6.1)	(2.7)%
Partnership Adjusted EBITDA	$64.6	$48.9	$15.7	32.1%
Operating income	$18.3	$0.8	$17.5	N.M.
Retail gallons sold	202.8	202.2	0.6	0.3%
Degree days - % (warmer) than normal	(7.5)%	(12.3)%
Capital expenditures	$18.7	$20.7	$(2.0)	(9.7)%

•	Retail gallons sold were comparable to the prior year as temperatures were warmer than normal and slightly colder than the prior year.

•	Total margin increased primarily reflecting higher retail propane unit margin.

•
Operating and administrative expenses decreased primarily reflecting lower employee compensation and benefits expenses and lower vehicle fuel costs, partially offset by higher self insured casualty and liability expenses.

•	Partnership Adjusted EBITDA increased principally reflecting the higher total margin and lower operating expenses.
N.M. — Variance is not meaningful.
1 UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P

UGI International:

For the fiscal quarter ended June 30,	2016	2015	Increase (Decrease)
Revenues	$395.5	$346.8	$48.7	14.0%
Total margin (b)	$215.8	$137.1	$78.7	57.4%
Operating and administrative expenses	$154.9	$117.0	$37.9	32.4%
Operating income (loss)	$33.5	$(0.3)	$33.8	N.M.
Income (loss) before income taxes	$27.7	$(16.9)	$44.6	N.M.
Finagaz acquisition and transition expenses	$4.5	$4.9	$(0.4)	(8.2)%
Loss on extinguishment of debt	$—	$10.3	$(10.3)	N.M.
Adjusted income (loss) before income taxes	$32.2	$(1.7)	$33.9	N.M.
Retail gallons sold	169.9	151.5	18.4	12.1%
Degree days - % (warmer) than normal
UGI France	(5.6)%	(23.7)%
Capital Expenditures	$25.9	$20.5	$5.4	26.3%

•
Results for the current quarter include the full-period results of Finagaz, which was acquired on May 29, 2015. The Finagaz acquisition nearly doubled our retail distribution business in France and is a significant contributor to the variances in the table above.

•
Total retail gallons sold were higher, principally reflecting incremental retail gallons attributable to Finagaz and, to a lesser extent, the effect of colder weather in our legacy UGI France operations. These increases were partially offset by Flaga exiting its lower-margin autogas business in Poland.

•	Total margin increased primarily reflecting incremental margin from Finagaz and higher unit margins and volume in our legacy business.

•	The increase in operating income primarily reflects the higher total margin, partially offset by increased operating, administrative, and depreciation expenses associated with Finagaz.
N.M. — Variance is not meaningful.

UGI Reports Strong Fiscal 2016 Third Quarter Earnings	Page 3

UGI Utilities:

For the fiscal quarter ended June 30,	2016	2015	Increase (Decrease)
Revenues	$140.3	$143.5	$(3.2)	(2.2)%
Total margin (b)	$94.8	$88.6	$6.2	7.0%
Operating and administrative expenses	$46.1	$54.0	$(7.9)	(14.6)%
Operating income	$29.8	$20.2	$9.6	47.5%
Income before income taxes	$20.7	$10.3	$10.4	101.0%
Gas Utility System throughput - billions of cubic feet
Core market	10.3	8.9	1.4	15.7%
Total	43.6	38.6	5.0	13.0%
Gas Utility Degree days - % colder (warmer) than normal	11.9%	(17.2)%
Capital expenditures	$56.5	$43.3	$13.2	30.5%

•	Our Gas Utility service territory experienced temperatures that were approximately 11.9% colder than normal and 38.0% colder than the prior year.

•	Core market throughput increased reflecting the effects of the colder spring weather.

•	Total margin increased primarily reflecting higher Gas Utility total margin from core customers resulting from the higher throughput and slightly higher total margin from delivery service customers.

•	Operating and administrative expenses decreased primarily reflecting lower distribution system and customer account expenses.

•
Operating income increased reflecting higher total margin and the decrease in operating and administrative expenses, partially offset by a decrease in other income as the prior year included incremental income from construction services and the sale of Utility's HVAC business.

Midstream & Marketing:

For the fiscal quarter ended June 30,	2016	2015	Increase (Decrease)
Revenues	$166.2	$203.1	$(36.9)	(18.2)%
Total margin (b)	$41.9	$49.8	$(7.9)	(15.9)%
Operating and administrative expenses	$22.7	$23.2	$(0.5)	(2.2)%
Operating income	$11.3	$19.5	$(8.2)	(42.1)%
Income before income taxes	$10.9	$19.0	$(8.1)	(42.6)%
Capital expenditures	$36.3	$28.8	$7.5	26.0%

•	Total margin decreased principally reflecting lower capacity management and electric generation total margin, partially offset by higher natural gas total margin.

•
The lower capacity management margin reflects lower prices for pipeline capacity as the current year period experienced less volatility in capacity values between Marcellus and non-Marcellus delivery points.

•	The lower electric generation margin reflects lower power prices and lower production volumes due to planned outages.

•
Operating and administrative expenses were slightly lower principally reflecting lower operating expenses associated with our HVAC business partially offset by higher electric generation maintenance expenses.

(a)
Due to the forward looking nature of full year adjusted diluted earnings per share, we are unable to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure. Management is unable to project certain reconciling items, in particular mark-to-market gains (losses) on commodity derivative instruments for future periods, due to market volatility.

(b)
Total margin represents total revenue less total cost of sales and excludes pre-tax gains on commodity derivative instruments not associated with current period transactions. In the case of UGI Utilities, total margin is reduced by revenue-related taxes.

UGI Reports Strong Fiscal 2016 Third Quarter Earnings	Page 4

About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation's largest retail propane distributor.

UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss fiscal 2016 third quarter earnings and other current activities at 9:00 AM ET on Tuesday, August 2, 2016. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://www.ugicorp.com/investor-relations/events-and-presentations/default.aspx or at the company website http://www.ugicorp.com under Investor Relations. A telephonic replay will be available from 12:00 PM ET on August 2 through 11:59 PM ET on August 18. The replay may be accessed at (855) 859-2056, and internationally at 1-404-537-3406, conference ID 13747593.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions in the United States and in foreign countries, including the current conflicts in the Middle East, and foreign currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the timing and success of our acquisitions, commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses and achieve anticipated synergies. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

UGI CORPORATION
REPORT OF EARNINGS
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015	2016	2015
Revenues:
AmeriGas Propane	$446.7	$478.0	$1,918.3	$2,467.1	$2,336.5	$3,027.3
UGI International	395.5	346.8	1,552.4	1,429.4	1,931.5	1,862.5
UGI Utilities	140.3	143.5	660.3	931.4	770.5	1,052.8
Midstream & Marketing	166.2	203.1	692.3	974.8	887.1	1,205.0
Corporate & Other (a)	(17.9)	(23.3)	(113.8)	(194.4)	(133.3)	(227.9)
Total revenues	$1,130.8	$1,148.1	$4,709.5	$5,608.3	$5,792.3	$6,919.7
Operating income (loss):
AmeriGas Propane	$18.3	$0.8	$398.3	$437.4	$388.5	$437.7
UGI International	33.5	(0.3)	230.1	117.9	225.0	107.9
UGI Utilities	29.8	20.2	192.6	238.5	195.8	241.4
Midstream & Marketing	11.3	19.5	132.0	164.2	150.3	179.7
Corporate & Other (a)	62.8	15.9	123.6	(116.5)	110.4	(134.6)
Total operating income	155.7	56.1	1,076.6	841.5	1,070.0	832.1
Loss from equity investees	—	—	(0.1)	(1.1)	(0.2)	(1.1)
Loss on extinguishments of debt	(37.1)	—	(37.1)	—	(37.1)	—
Interest expense:
AmeriGas Propane	(40.9)	(40.3)	(122.7)	(122.4)	(163.1)	(163.0)
UGI International (b)	(5.8)	(16.6)	(18.8)	(29.0)	(25.0)	(36.1)
UGI Utilities	(9.1)	(9.9)	(27.9)	(31.2)	(37.8)	(41.7)
Midstream & Marketing	(0.4)	(0.5)	(1.7)	(1.6)	(2.6)	(2.2)
Corporate & Other, net (a)	(0.2)	(0.2)	(0.5)	(0.5)	(0.3)	(0.5)
Total interest expense	(56.4)	(67.5)	(171.6)	(184.7)	(228.8)	(243.5)
Income (loss) before income taxes	62.2	(11.4)	867.8	655.7	803.9	587.5
Income tax expense	(33.6)	(4.5)	(263.3)	(189.2)	(251.9)	(181.0)
Net income (loss) including noncontrolling interests	28.6	(15.9)	604.5	466.5	552.0	406.5
Add net loss (deduct net income) attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	32.1	25.5	(196.0)	(176.3)	(152.7)	(136.1)
Net income attributable to UGI Corporation	$60.7	$9.6	$408.5	$290.2	$399.3	$270.4
Earnings per share attributable to UGI shareholders:
Basic	$0.35	$0.06	$2.36	$1.68	$2.31	$1.56
Diluted	$0.34	$0.05	$2.33	$1.65	$2.28	$1.54
Weighted Average common shares outstanding (thousands):
Basic	173,395	173,136	172,954	173,060	173,029	173,012
Diluted	175,974	175,580	175,260	175,665	175,319	175,693
Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$(4.5)	$(2.4)	$53.4	$62.0	$52.4	$58.6
UGI International	19.2	(9.9)	132.3	59.8	125.2	41.5
UGI Utilities	12.6	7.3	99.2	125.7	94.6	121.5
Midstream & Marketing	6.8	11.7	77.2	96.5	88.0	106.6
Corporate & Other (a)	26.6	2.9	46.4	(53.8)	39.1	(57.8)
Total net income attributable to UGI Corporation	$60.7	$9.6	$408.5	$290.2	$399.3	$270.4

(a) Corporate & Other includes, among other things, net gains and (losses) on commodity derivative instruments not associated with current-period transactions and the elimination of certain intercompany transactions. Effective October 1, 2015, we began including Electric Utility and HVAC, which were previously included in Corporate & Other, are now included in UGI Utilities and Midstream & Marketing, respectively. Prior period amounts have been restated to reflect these current-year changes in our segment presentation.
(b) UGI International interest expense for the three, nine and twelve months ended June 30, 2015 includes a loss on extinguishment of debt of $1.3 million and a $9.0 million loss on an early termination of interest rate swaps.

UGI CORPORATION
REPORT OF EARNINGS
(Millions of dollars, except per share)
(Unaudited)

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share

Management uses "adjusted net income attributable to UGI" and "adjusted diluted earnings per share," both of which are non-GAAP financial measures, when evaluating UGI's overall performance. For the periods presented, adjusted net income attributable to UGI is net income attributable to UGI Corporation after excluding net after-tax gains and losses on commodity derivative instruments not associated with current period transactions, losses associated with extinguishments of debt and Finagaz integration and acquisition expenses. Volatility in net income at UGI can occur as a result of gains and losses on commodity derivative instruments not associated with current period transactions but included in earnings in accordance with U.S. generally accepted accounting principles ("GAAP"). Effective October 1, 2014, UGI International determined that on a prospective basis it would not elect cash flow hedge accounting for its commodity derivative transactions and also de-designated its then-existing commodity derivative instruments accounted for as cash flow hedges. Also effective October 1, 2014, AmeriGas Propane de-designated its remaining commodity derivative instruments accounted for as cash flow hedges. Previously, AmeriGas Propane had discontinued cash flow hedge accounting for all commodity derivative instruments entered into beginning April 1, 2014.

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures. Management believes that these non-GAAP measures provide meaningful information to investors about UGI’s performance because they eliminate the impact of (1) gains and losses on commodity derivative instruments not associated with current-period transactions and (2) other discrete items that can affect the comparison of period-over-period results.

The following table reconciles net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and reconciles diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above:

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015	2016	2015
Adjusted net income attributable to UGI Corporation:
Net income attributable to UGI Corporation	$60.7	$9.6	$408.5	$290.2	$399.3	$270.4
Net (gains) losses on commodity derivative instruments not associated with current period transactions (net of tax of $18.0, $2.4, $32.4, $(27.7), $29.2 and $(32.2), respectively) (1) (2)	(29.6)	(4.9)	(55.6)	46.2	(48.5)	52.8
Acquisition and integration expenses associated with Finagaz (net of tax of $(1.7), $(1.8), $(5.9), $(5.3), $(8.3) and $(7.5), respectively) (2)	2.8	3.1	9.6	10.9	13.6	15.2
Loss on extinguishments of debt (net of tax of $(3.9), $(5.7), $(3.9), $(5.7), $(3.9) and $(5.7), respectively) (2) (3)	6.1	4.6	6.1	4.6	6.1	4.6
Adjusted net income attributable to UGI Corporation	$40.0	$12.4	$368.6	$351.9	$370.5	$343.0

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015	2016	2015
Adjusted diluted earnings per share:
UGI Corporation earnings per share - diluted	$0.34	$0.05	$2.33	$1.65	$2.28	$1.54
Net (gains) losses on commodity derivative instruments not associated with current period transactions (1)	(0.16)	(0.03)	(0.31)	0.26	(0.28)	0.29
Acquisition and integration expenses associated with Finagaz	0.02	0.02	0.05	0.06	0.08	0.09
Loss on extinguishments of debt	0.03	0.03	0.03	0.03	0.03	0.03
Adjusted diluted earnings per share	$0.23	$0.07	$2.10	$2.00	$2.11	$1.95

(1) Includes impact of rounding.
(2) Income taxes associated with pre-tax adjustments determined using statutory business unit tax rates (which approximates the consolidated effective tax rate).
(3) Associated loss on extinguishment of debt in the three, nine and twelve months ended June 30, 2015 is included in interest expense on the report of Earnings.

The following table reconciles net income (loss) attributable to UGI Corporation - UGI International, the most directly comparable GAAP measure, to the non-GAAP financial measure adjusted net income (loss) attributable to UGI Corporation - UGI International to eliminate the effects of Finagaz acquisition and integration expenses and loss associated with extinguishment of debt:

	Three Months Ended June 30,
	2016	2015
Adjusted net income (loss) attributable to UGI Corporation - UGI International:
Net income (loss) attributable to UGI Corporation - UGI International	$19.2	$(9.9)
Acquisition and integration expenses associated with Finagaz (net of tax of $(1.7) and $(1.8), respectively)	2.8	3.1
Loss associated with extinguishment of debt (net of tax of $(5.7))	—	4.6
Adjusted net income (loss) attributable to UGI Corporation - UGI International	$22.0	$(2.2)